Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc.	Investor Relations Contact:
1300 Nicollet Mall, Suite 5300	Integrated Corporate Relations
Minneapolis, MN 55403	Kathleen Heaney (203) 803-3585
www.bucainc.com

BUCA, Inc. Announces Fourth Quarter 2006

Buca di Beppo Comparable Restaurant Sales Increased 4.0%

Minneapolis, Minnesota, January 8, 2007. BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 4.0% for the fourth quarter of 2006 as compared to the same period last year. The increase reflects the ninth consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. For 2006, comparable restaurant sales increased 3.8% as compared to the same period in the prior year.

The company’s fiscal year 2006 contained 53 weeks as compared to its usual 52 weeks. For purposes of providing comparable results, the company’s reported comparable sales increases for the fourth quarter and for the full fiscal year of 2006 exclude the results for the 53rd week of the fiscal year.

Comparable restaurant sales are for the company’s Buca di Beppo restaurants only, as Vinny T’s of Boston was classified as discontinued operations. Vinny T’s of Boston was sold in the fourth quarter of fiscal 2006.

About the Company:

BUCA, Inc. owns and operates 93 highly acclaimed family style Italian restaurants under the name Buca di Beppo in 23 states and the District of Columbia.

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